Exhibit 99.2

(Furnished herewith)

DEERE & COMPANY

OTHER FINANCIAL INFORMATION

The company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 13 percent of the segment's average equity. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

	Equipment		Production &		Small Ag		Construction
For the Nine Months Ended	Operations		Precision Ag		& Turf		& Forestry
	August 1	August 2	August 1	August 2	August 1	August 2	August 1	August 2
Dollars in millions	2021	2020	2021	2020	2021	2020	2021	2020
Net Sales	$29,461	$22,612	$11,848	$9,161	$9,051	$6,966	$8,562	$6,485
Net Sales - excluding Wirtgen		20,466		9,161		6,966		4,339
Average Identifiable Assets*
With Inventories at LIFO	$16,496	$16,930	$6,518	$6,341	$3,558	$3,619	$6,420	$6,970
With Inventories at LIFO - excluding Wirtgen		12,916		6,341		3,619		2,956
With Inventories at Standard Cost	17,877	18,349	7,205	7,049	3,988	4,063	6,684	7,237
With Inventories at Standard Cost - excluding Wirtgen		14,335		7,049		4,063		3,223
Operating Profit	$5,476	$2,503	$2,557	$1,391	$1,699	$718	$1,220	$394
Operating Profit - excluding Wirtgen		2,336		1,391		718		227
Percent of Net Sales**	18.6%	11.4%	21.6%	15.2%	18.8%	10.3%	14.2%	5.2%
Operating Return on Assets**
With Inventories at LIFO	33.2%	18.1%	39.2%	21.9%	47.8%	19.8%	19.0%	7.7%
With Inventories at Standard Cost	30.6%	16.3%	35.5%	19.7%	42.6%	17.7%	18.3%	7.0%
SVA Cost of Assets**	$(1,609)	$(1,290)	$(648)	$(634)	$(359)	$(366)	$(602)	$(290)
SVA**	3,867	1,046	1,909	757	1,340	352	618	(63)

	Financial
For the Nine Months Ended	Services
	August 1	August 2
Dollars in millions	2021	2020
Net Income Attributable to Deere & Company	$654	$381
Average Equity	5,468	5,076
Return on Equity	12.0%	7.5%
Operating Profit	$844	$498
Cost of Equity	(531)	(501)
SVA	313	(3)

* At the beginning of fiscal year 2021, the company reclassified goodwill from the Equipment Operations segments’ identifiable assets to corporate assets. Operating return on assets (OROA) and SVA exclude the impact of goodwill. Prior period information has been recast for a consistent presentation.

** Beginning in fiscal year 2021, the results and assets related to the Wirtgen Group (Wirtgen) are included in the calculation of OROA and SVA. Due to integration efforts, the 2020 information did not include Wirtgen’s results and assets. Prior period information was not recast for this change, which is consistent with the company’s internal presentation.

23